News	UNIT CORPORATION
8200 South Unit Drive, Tulsa, Oklahoma, 74132
Telephone 918 493-7700, Fax 918 493-7711

Contact:	Linda Baugher
Investor Relations
(918) 493-7700
www.unitcorp.com

For Immediate Release
July 13, 2021

UNIT CORPORATION ANNOUNCES SHARE REPURCHASE PROGRAM

Tulsa, Oklahoma . . . Unit Corporation (OTC Pink: UNTC) (Company) announced today that its board of directors has authorized repurchasing up to $25 million of its outstanding common stock. The repurchases will be made through open market purchases, privately negotiated transactions, or other available means.
The Company also announced today that its long-term debt as of June 30, 2021 was $35 million.
Philip B. Smith, the Company’s Chairman and Chief Executive Officer, commented, “The board's approval of this stock repurchase program reflects the confidence we have in our company as well as our commitment to optimizing shareholder returns. Our improved operational performance and reduction in long-term debt provide an opportunity for the Company to return cash to shareholders in the form of stock buybacks and execute our growth strategy, including potential business acquisitions.”
Repurchases will be made from time to time at the Company’s discretion depending on market conditions, share price and availability, and other factors. The Company intends to fund repurchases from available liquidity. The Company has no obligation to repurchase any shares under the repurchase program and may suspend or discontinue it at any time without prior notice.
Any repurchased shares will be available for use in connection with its stock plans and for other corporate purposes.

About Unit Corporation
Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas production, contract drilling, and natural gas gathering and processing. For more information about Unit Corporation, visit its website at www.unitcorp.com.
Forward-Looking Statements
This press release has forward-looking statements within the meaning of the Private Securities Litigation Reform Act. All statements, other than statements of historical facts, included in this release that address activities, events, or developments that the Company expects, believes, or anticipates will or may occur are forward-looking statements. Several risks and uncertainties could cause actual results to differ materially from these statements, including not having enough broker dealers making a market in the Company’s stock, limited liquidity in the Company’s stock and factors described in the Company's publicly available SEC reports. The Company assumes no obligation to update publicly such forward-looking statements, whether because of new information, future events, or otherwise.

2